Exhibit 99.1

American Retirement Corporation Announces Call of $4.5 Million of Its 10% Series B Convertible Senior Subordinated Notes

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Feb. 12, 2004--American Retirement Corporation (NYSE:ACR), a leading provider of senior living housing and care, today announced that it was electing to redeem $4.5 million in principal amount of its 10% Series B Convertible Senior Subordinated Notes Due 2008. The Notes selected by the Trustee will be redeemed on March 12, 2004 at a Redemption Price of 105.0% (expressed as a percentage of principal amount), plus accrued but unpaid interest to the Redemption Date.
    According to the terms of the Notes, the Notes may be converted into shares of the Company's Common Stock at a conversion price of $2.25 per share. The right to convert the Notes selected for redemption will terminate and be lost at the close of business on March 12, 2004.
    As of February 11, 2004, there were $9.2 million principal amount of the Notes outstanding - with $6.7 million of the original $15.9 million having previously been converted, bringing the number of outstanding shares to 20.4 million. The closing price of the Company's Common Stock on February 11, 2004 was $5.19 per share.
    "We have already experienced $6.7 million of conversions of the 10% Series B Notes to equity in the last nine months. Based on the current stock price, management believes that this conversion presents a good opportunity to our noteholders to exercise their conversion right prior to redemption. The anticipated conversions will not only build equity, but they will also reduce our cost of capital and leverage. The conversions, which will benefit the company and its shareholders, exemplify the company's ongoing strategy of improving its capital position," said Bryan Richardson, Executive Vice President and Chief Financial Officer.

    COMPANY PROFILE

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors. Established in 1978, the Company is a leader in the operations and management of senior living communities, including independent living communities, continuing care retirement communities, Free-standing AL's, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company currently operates 66 senior living communities in 14 states, with an aggregate unit capacity of approximately 13,000 units and resident capacity of approximately 14,600. The Company owns 19 communities, leases 41 communities, and manages six communities pursuant to management agreements. The Company's portfolio ended December 31, 2003 at 92% occupancy.

    CONTACT: American Retirement Corporation, Nashville
             Ross C. Roadman, 615-376-2412